Exhibit 10.17B
Sign-On Bonus Repayment Agreement

Name: Philip Johnson

In exchange for receiving a sign-on bonus offered to me by Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals”) which is outlined in my Offer Package, I acknowledge and agree to the following Sign-On Bonus Repayment Agreement (the “Agreement”):

1) I understand and agree that the sign-on bonus to be provided to me by Jazz Pharmaceuticals is conditional upon my continued employment with Jazz Pharmaceuticals (or an affiliated entity) for a minimum of twenty-four (24) months from my start date. Because this bonus is being provided in consideration for my employment for twenty-four (24) months from my start date, all amounts expended by Jazz Pharmaceuticals pursuant to this Agreement, including but not limited to tax withholdings, constitute an advance to me. Half of the bonus amount will become earned and no longer subject to repayment only upon my completion of twelve (12) months of employment, and the second half of the bonus amount will become earned and no longer subject to repayment only upon my completion of twenty-four (24) months of employment.

2) I understand and agree that, if within twenty-four (24) months after my start date, either I resign my employment for any reason or I am terminated by Jazz Pharmaceuticals for Cause (as defined below), I am obligated to repay to Jazz Pharmaceuticals, no later than 30 days after my last day of employment (unless Jazz Pharmaceuticals agrees, in writing, to a different payment schedule), the amount of the bonus paid to me which has not been earned as of the employment termination date. If the resignation or termination occurs within twelve (12) months after my start date, I agree to repay the entire amount of the bonus. If the resignation or termination occurs more than twelve (12) months and less than twenty-four (24) months after my start date, I agree to repay one-half of the bonus amount. For purposes of this Agreement, Cause shall mean any of the following: (i) unsatisfactory job performance; (ii) violation of Jazz Pharmaceuticals policy or of any global policy applicable to me (including but not limited to the Jazz Global Code of Conduct); (iii) serious misconduct; (iv) breach of any of my contractual obligations; and (v) any other action or omission that is considered cause for termination of employment under applicable law.

3) I hereby authorize Jazz Pharmaceuticals to deduct from any salary or other amounts due me, the amount of all or any part of the sign-on bonus that I am obligated to repay to Jazz Pharmaceuticals, to the greatest extent permitted by applicable law.

4) I understand and agree to reimburse Jazz Pharmaceuticals for any and all reasonable costs incurred in enforcing this Agreement, including but not limited to attorneys' fees and court costs.

5) I understand and agree that this Agreement does not constitute a contract of employment or a guarantee of employment for any period of time. My employment is at-will at all times, which means that either I or Jazz Pharmaceuticals may terminate the employment relationship at any time, with or without cause, and with or without advance notice.

6) I understand that this Agreement represents the entire agreement between me and Jazz Pharmaceuticals with respect to my sign-on bonus and supersedes any other promises, representations or agreements concerning my sign-on bonus, whether written or oral. The terms of this Agreement may not be modified or waived unless such modification or waiver is agreed to in writing signed by me and an authorized representative of Jazz Pharmaceuticals. Nothing contained herein shall be held to alter, vary, or affect any of the terms or conditions of my employment with Jazz Pharmaceuticals. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Signature : X /s/ Philip Johnson

Date:
25 February 2024